FOR IMMEDIATE RELEASE

XFONE, INC. SECOND QUARTER LETTER TO SHAREHOLDERS

LUBBOCK, TEXAS – September 16, 2008 – The following is a letter to shareholders of XFONE, Inc. (AMEX: XFN) (TASE: XFN):

Dear Xfone Shareholders, Customers and Friends,

It is with great pleasure that I write to update you on developments at Xfone, Inc.

Over the course of the past year, we have dramatically scaled our business, which is reflected in the second quarter’s annual run rate exceeding $100 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $3.1 million for the quarter.  More importantly, however, our business has recently evolved to a more attractive growth platform with the potential to drive higher returns for shareholders.

Xfone, since its inception, has strategically moved its business model closer to the end user.  We started exclusively as a telecom reseller, and subsequently, became what is referred to as a “Une-L”, or “facilities-based” carrier.  By owning our own switches and having central office connectivity, we moved one step closer to the end user and were able to drive higher gross margins and better quality control.  Now, our company is at an exciting juncture with the roll-out of a Fiber-To-The-Premise (FTTP) network.  Utilizing the FTTP network, Xfone provides voice, video and data directly to its customers.  Margins are exceptional at over 80%, customer turnover is minimal, and we have complete control over the quality of our service.  Although FTTP accounts for less than 10% of our overall sales, it is growing in excess of 4% per quarter and the returns we are seeing are compelling.  Hence, I would like to provide some additional insight to help you appreciate our commitment to growing this part of our business.

Significant Market Opportunity for FTTP

Current trends in the communication market point to bandwidth usage tripling in three to five years driven by new applications, such as 3D HDTV and streaming video.   Compression technology will help older networks, but our belief is that FTTP is the best technology to handle this growing demand for bandwidth.  For the customer, FTTP is unmatched - the capacity, quality and range of services are superior to all other widely-used technologies.

We believe that the industry is just at the front end of what will likely be a significant FTTP build-out for many years to come.  As of April of this year, approximately 3% of U.S. customers utilized FTTP for their internet connectivity.  It is estimated that most of this build out has been executed by Verizon FIOS in their incumbent territories which tend to be the larger markets.

In contrast, Xfone’s strategy is to build out FTTP networks in smaller markets.  Xfone and NTS both had considerable experience in providing communications services to underserved customers in the U.S. before the merger – Xfone in the Southeast and NTS in Western Texas.  The dramatic increase in bandwidth usage is not confined to the high density geographies.  We believe that smaller and rural communities - if carefully targeted with the right roll out strategy - offer excellent business and residential customer bases, minimal competition, and an attractive cost of capital.

FTTP’s Attractive Economic Model

In order to offer FTTP service, we need to invest significant capital expenditure to lay the fiber in the ground and deliver it to a customer.  One of the attractive aspects we saw in NTS, when we acquired it, was that they had already invested in FTTP from internally generated cash flow.  The capex investments made to date have already begun to demonstrate encouraging results.

Various factors make FTTP attractive to us:

-
High percentage of potential customers sign up for the service once it is offered:  The percentage of business and residential customers who sign up for FTTP once it is available is extremely high.  Before we enter a new market, we conduct a thorough market study and results thus far have been consistent with our expectations.

-	High average revenue per customer: Our average monthly revenue per customer increases dramatically with FTTP since we generally provide voice, video and data.
-	Low customer churn: Even though we are early in our roll-out, the customer churn is exceptionally low.
-
Low network operating expense (Opex):   We believe that the operating expense is approximately 25% of the operating expense of a typical cable network.  Among other reasons for the low operating expense is that fiber has low maintenance and electric utility requirements on an ongoing basis.

-
Attractive cost of capital:  We have partnered with the Department of Agriculture for Rural Utility Service (RUS) loan funding for our second market build-out in Levelland and Smyer, Texas.  This non-recourse loan has an attractive interest rate based on the prevailing average rate of marketable treasury obligations.  We are working very closely with the RUS on the build out of Levelland since it provides an important template of other potential markets in Texas, Mississippi and Louisiana which we hope to build out using RUS loans.

In summary, we believe that there is a considerable opportunity in front of us in terms of driving cash flow, profits, and shareholder value.  We are excited about the positive evolution of our business, and look forward to communicating our future success.

Thank you for your continued support and confidence.

Sincerely,

Guy Nissenson
President and Chief Executive Officer
Xfone, Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.